Exhibit 99.1

NORTEK REPORTS 7 PERCENT
INCREASE IN 1ST QUARTER SALES

PROVIDENCE, RI, May 5, 2005—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality branded building products, today announced increased sales for the first quarter due to continued solid demand in its core residential housing and home improvement markets.

Key financial highlights from continuing operations for the first quarter included:

•	Net sales of $434 million, an increase of 7 percent compared to the
$405 million recorded in 2004.

•	Operating earnings of $40.9 million, compared to last year’s $41.7 million.

•	Depreciation and amortization expense of $11.6 million compared to $9.3 million in last year’s first quarter.

•	Net earnings from continuing operations of $10.7 million compared to
$3 million last year.

Nortek had sales increases in both its Residential Building Products and Air Conditioning and Heating Products Segments. The Company continues to experience material cost increases related primarily to purchases of steel, copper and aluminum. These cost increases were partially offset by price increases, continued strategic sourcing initiatives and improvement in manufacturing efficiency.

The results from continuing operations exclude Nortek’s formerly owned subsidiaries, Ply Gem Industries, Inc. and LaCornue SAS, which were sold in 2004 and accordingly treated as discontinued operations in 2004.

Richard L. Bready, Chairman and Chief Executive Officer, stated, “Housing activity maintained its solid pace in the first quarter of 2005, and it is expected that overall residential housing markets will remain strong for the remainder of the year. For the first three months of 2005, building permits were up 3.4 percent and housing starts were up 5.5 percent compared to the same period in 2004. In addition, through March HVAC industry air conditioning and heat pump shipments were up 5 percent over the prior year. However, we believe the custom designed commercial HVAC and the manufactured housing markets will not see a meaningful recovery in 2005.”

Mr. Bready added, "If these conditions continue, we would expect sales and operating earnings of our Residential Building Products and Air Conditioning and Heating Products Segments for the full year 2005 to improve over 2004."

Acquisitions contributed approximately $12.2 million and $.5 million to net sales and operating earnings, respectively, for the first quarter of 2005.

As of April 2, 2005, Nortek had approximately $75 million in unrestricted cash, cash equivalents and marketable securities and has no borrowings outstanding under its $100-million revolving credit facility.

Nortek* (a wholly owned subsidiary of Nortek Holdings, which is a wholly owned subsidiary of NTK Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

# # #

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the three months ended
	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004
	(Amounts in thousands)

Net Sales	$434,118	$405,012

Costs and Expenses:
Cost of products sold	309,459	286,882
Selling, general and administrative expense	79,441	73,148
Amortization of intangible assets	4,333	3,309
	393,233	363,339
Operating earnings	40,885	41,673
Interest expense	(24,285)	(25,559)
Loss from debt retirement	---	(11,958)
Investment income	400	944
Earnings from continuing operations
before provision for income taxes	17,000	5,100
Provision for income taxes	6,300	2,100
Earnings from continuing operations	10,700	3,000
Earnings from discontinued operations	---	68,100
Net earnings	$10,700	$71,100

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

(A)
The unaudited condensed consolidated summary of operations presented herein for periods prior to August 28, 2004 reflect the results of operations of the former Nortek Holdings, Inc. and all of its wholly-owned subsidiaries (the predecessor company) and subsequent to August 27, 2004, reflect the results of operations of Nortek, Inc. (the successor company and survivor from the mergers in connection with the acquisition on August 27, 2004 by Thomas H. Lee Partners, L.P. and affiliates and certain members of the Company’s management). The unaudited condensed consolidated summary of operations include the accounts of the former Nortek Holdings, Inc. and Nortek, Inc., as appropriate and all of their wholly-owned subsidiaries (individually and collectively, the “Company” or “Nortek”), after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Certain amounts in the prior year’s unaudited condensed consolidated summary of operations have been reclassified to conform to the current year presentation. It is suggested that these unaudited condensed consolidated summary of operations be read in conjunction with the consolidated financial statements and the notes included in the Company's latest quarterly report on Form 10-Q, its latest annual report on Form 10-K and its Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).

(B)
On December 17, 2004, the Company acquired M&S Systems, LP (“M&S”), located in Dallas, Texas, for approximately $16,400,000. M&S is a manufacturer and designer of distributed audio and communication equipment, speakers and central vacuum systems.

On March 9, 2004, the Company acquired OmniMount Systems, Inc. (“OmniMount”) for approximately $16,500,000 in cash and contingent consideration. The contingent consideration is payable 90 days after fiscal 2006 if certain fiscal 2006 financial results, as defined by the stock purchase agreement, are met. OmniMount is a manufacturer and designer of speaker and video mountings and other products to maximize the home theater experience.

Acquisitions contributed approximately $12,200,000, $500,000 and $100,000 to net sales, operating earnings and depreciation and amortization expense, respectively, for the three months ended April 2, 2005. M&S and OmniMount are included in the Residential Building Products Segment in the Company’s segment reporting. Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s consolidated operating results.

Acquisitions are accounted for as purchases and, accordingly, have been included in the Company’s consolidated results of operations since the acquisition date. Purchase price allocations are subject to refinement until all pertinent information regarding the acquisition is obtained.

On April 26, 2005, the Company, through its indirect wholly-owned subsidiary, Linear LLC, acquired Panamax (“Panamax”) for an initial purchase price of approximately $11,250,000 plus an earn-out based upon the earnings of Panamax for 2005 which is capped at approximately $4,250,000. Panamax is located in Petaluma, CA and manufactures and designs innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances.

(C)
On July 31, 2004, the Company sold the capital stock of its wholly-owned subsidiary, La Cornue SAS (“La Cornue”) for net cash proceeds of approximately $5,800,000 and recorded a net after tax gain of approximately $950,000. La Cornue, situated outside of Paris, France manufactures and sells high-end custom made cooking ranges.

On February 12, 2004, the Company sold the capital stock of its wholly-owned subsidiary Ply Gem Industries, Inc. (“Ply Gem”) for net cash proceeds of approximately $506,700,000, after excluding approximately $21,400,000 of proceeds provided to fund liabilities of Ply Gem indemnified by the Company, and recorded a net after-tax gain on the sale of approximately $74,100,000. Ply Gem, through its operating subsidiaries, is a manufacturer and distributor of a range of products for use in the residential new construction, do-it-yourself and professional renovation markets, including vinyl siding, windows, patio doors, fencing, railing, decking and accessories. The results of operations of the operating subsidiaries of Ply Gem comprised the Company’s entire Windows, Doors and Siding Products (“WDS”) reporting segment and the corporate expenses of Ply Gem, which were previously included in Unallocated in the Company’s segment reporting.

The Company allocates interest to dispositions that qualify as a discontinued operation for debt instruments which are entered into specifically and solely with the entity disposed of and for debt which is settled with proceeds received from the disposition. Interest allocated to discontinued operations, included in interest expense, net in the table below, was approximately $2,800,000 (net of taxes of approximately $1,600,000) for the three months ended April 3, 2004.

The sale of La Cornue and Ply Gem and the related operating results have been excluded from earnings from continuing operations and are classified as discontinued operations for all periods presented.

The table that follows presents a summary of the results of discontinued operations for the three months ended April 3, 2004:

Pre-Acquisition
For the three
months ended
April 3, 2004
(Amounts in thousands)

Net sales	$43,000

Operating loss of discontinued operations *	$(2,242)
Interest expense, net	(4,558)
Loss before income tax benefit	(6,800)
Income tax benefit	(2,600)
Loss from discontinued operations	(4,200)

Gain on sale of discontinued operations	122,700
Income tax provision on sale of discontinued operations	50,400
72,300

Earnings from discontinued operations	$68,100

Depreciation and amortization expense	$1,379

*	Operating loss of discontinued operations are net of Ply Gem corporate expenses, which were previously included within Unallocated in the Company’s segment reporting.

(D)
The Company has two reportable segments: the Residential Building Products Segment and the Air Conditioning and Heating Products Segment. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The income statement impact of all purchase accounting adjustments, including goodwill and intangible asset amortization, is reflected in the operating earnings of the applicable operating segment.

Unaudited net sales, operating earnings and pre-tax earnings from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the three months ended
	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004
	(Amounts in thousands)

Net sales:
Residential building products	$261,024	$234,090
Air conditioning and heating products	173,094	170,922
Consolidated net sales	$434,118	$405,012

Operating earnings:
Residential building products *	$37,693	$40,166
Air conditioning and heating products *	7,339	9,072
Subtotal	45,032	49,238
Unallocated:
Stock based compensation charges	(100)	(200)
Foreign exchange loss on intercompany debt	(100)	(200)
Gain on legal settlement	1,400	---
Other, net	(5,347)	(7,165)
Consolidated operating earnings	40,885	41,673
Interest expense	(24,285)	(25,559)
Loss from debt retirement	---	(11,958)
Investment income	400	944
Earnings before provision
for income taxes	$17,000	$5,100

*
The operating results of the Air Conditioning and Heating Products Segment for the three months ended April 3, 2004 include approximately $1,300,000 of costs associated with the closure of certain manufacturing facilities.

The operating results of the Residential Building Products Segment for the three months ended April 2, 2005 and April 3, 2004 each include a non-cash foreign exchange loss of approximately $400,000 on certain intercompany debt between the Company’s subsidiaries. The operating results of the Residential Building Products Segment for the three months ended April 3, 2004 also include approximately $50,000 of stock based compensation charges.

Unaudited depreciation expense, amortization of intangible assets and purchase price allocated to inventory and capital expenditures from continuing operations for the Company’s segments for the periods presented below were as follows:

	For the three months ended
	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004
	(Amounts in thousands)

Depreciation Expense:
Residential building products	$3,428	$2,806
Air conditioning and heating products	3,198	2,902
Other	225	82
Consolidated depreciation expense	$6,851	$5,790

Amortization of intangible assets and
purchase price allocated to inventory *:
Residential building products	$3,836	$2,648
Air conditioning and heating products	803	824
Other	125	---
Consolidated amortization expense and
purchase price allocated to inventory	$4,764	$3,472

Capital Expenditures:
Residential building products	$2,447	$2,429
Air conditioning and heating products	2,881	2,157
Other	237	318
Consolidated capital expenditures	$5,565	$4,904

*
During the three months ended April 2, 2005 and April 3, 2004 the Company reflected in the Residential Building Products Segment amortization of approximately $400,000 and $100,000, respectively, of excess purchase price allocated to inventory as a non-cash charge to cost of products sold.

(E)	The following is a summary of selected unaudited balance sheet amounts and ratios at April 2, 2005 and December 31, 2004:

	Balance at
	April 2, 2005	December 31, 2004
	(Dollar amounts in thousands)

Unrestricted cash and cash equivalents	$74,749	$94,955

Accounts receivable, less allowances	240,634	225,706

Inventories	221,553	205,549

Property and equipment, net	195,505	201,090

Intangible assets, net	105,927	110,715

Goodwill	1,295,846	1,295,105

Deferred debt expense	40,637	41,741

Accounts payable	157,341	137,343

Accrued expenses and taxes, net	141,189	171,591

Short-term borrowings and current maturities of indebtedness	18,756	19,778

Long-term indebtedness	1,347,779	1,350,210

Other long-term liabilities	164,338	168,708

Stockholder’s investment	428,739	416,946

Debt to equity ratio	3.2:1	3.3:1

(F)
The Company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to Note G for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net income (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. The Company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and interest expense is a necessary element of the Company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. The Company generally incurs significant U.S federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of the Company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net income (loss) for a more complete analysis of the Company’s profitability, as net income (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, the Company uses EBITDA as an operating performance measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of the Company’s performance. The Company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. The Company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. The Company believes that EBITDA is specifically relevant to the Company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with the Acquisition and Recapitalization, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of the Company’s competitors. The Company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with traditional GAAP performance measures for a complete evaluation of the Company’s operating performance.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the three months ended April 2, 2005 and April 3, 2004:

	For the three months ended
	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004
	(Amounts in thousands)

Net earnings *	$10,700	$71,100
Provision for income taxes
from continuing operations	6,300	2,100
Provision for income taxes
from discontinued operations	---	47,800
Interest expense from continuing operations	24,285	25,559
Interest expense from discontinued operations	---	4,587
Investment income from continuing operations	(400)	(944)
Investment income from discontinued operations	---	(29)
Depreciation expense from continuing operations	6,851	5,790
Depreciation expense from discontinued operations	---	1,176
Amortization expense from continuing operations	4,764	3,472
Amortization expense from discontinued operations	---	203
EBITDA	$52,500	$160,814

*	Includes approximately $68,100,000 of earnings from discontinued operations for the three months ended April 3, 2004.

EBITDA includes approximately $100,000 and $250,000 of stock based compensation charges recorded in the three months ended April 2, 2005 and April 3, 2004, respectively.

(G)
The Company uses EBITDA as both a liquidity and operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to Note F for operating performance measure disclosures with respect to EBITDA and a reconciliation from net income (loss) to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under generally accepted accounting principles in the United States (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating the Company’s cash flow performance. The Company uses a significant amount of capital assets and capital expenditures are a significant component of the Company’s annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. The Company has significant working capital requirements during the year due to the seasonality of its business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. The Company has a significant amount of debt and the Company has significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. The Company generally pays significant U.S federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of the Company’s cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, the Company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of the Company’s cash flows as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP liquidity measure to allow the Company to evaluate its operating units cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among its businesses, to identify possible impairment charges, to evaluate the Company’s ability to service its debt and to raise capital for growth opportunities, including acquisitions. In addition, the Company uses EBITDA as a liquidity measure in financial presentations to the Company’s Board of Directors, shareholders, various banks participating in the Company’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of the Company’s cash flow performance. The Company uses EBITDA in conjunction with traditional GAAP liquidity measures as part of its overall assessment of cash flow ability and therefore does not place undue reliance on EBITDA as its only measure of cash flow performance. The Company believes EBITDA is useful for both the Company and investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. The Company believes that EBITDA is specifically relevant to the Company due to the Company’s leveraged position as well as the common use of EBITDA as a liquidity measure within the Company’s industries by lenders, investors, others in the financial community and peer group companies. The Company has included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures for a complete evaluation of the Company’s cash flow performance.

The following table presents a reconciliation from net cash provided by (used in) operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA for the three months ended April 2, 2005 and April 3, 2004:

	For the three months ended
	Post-	Pre-
	Acquisition	Acquisition
	April 2, 2005	April 3, 2004
	(Amounts in thousands)

Net cash used in operating activities *	$(18,652)	$(13,493)
Cash (provided from) used by working capital and
other long-term asset and liability changes	47,829	(6,501)
Deferred federal income tax provision
from continuing operations	(5,700)	(19,900)
Deferred federal income tax credit
from discontinued operations	---	18,100
Gain on sale of discontinued operations	---	122,700
Gain on sale of fixed assets	280	10
Non-cash interest expense, net	(1,442)	(8,596)
Loss from debt retirement	---	(11,958)
Provision for income taxes from continuing operations	6,300	2,100
Provision for income taxes from discontinued operations	---	47,800
Interest expense from continuing operations	24,285	25,559
Interest expense from discontinued operations	---	4,587
Investment income from continuing operations	(400)	(944)
Investment income from discontinued operations	---	(29)
Depreciation expense from discontinued operations	---	1,176
Amortization expense from discontinued operations	---	203
EBITDA	$52,500	$160,814

*	Includes approximately $68,100,000 of earnings from discontinued operations for the three months ended April 3, 2004.

EBITDA includes approximately $100,000 and $250,000 of stock based compensation charges recorded in the three months ended April 2, 2005 and April 3, 2004, respectively.